EXHIBIT 99.1

CytRx Corporation Reports Second Quarter 2018 Financial Results
Substantial Reduction in CytRx Cash Burn Rate This Quarter
Company to Host Conference Call Today at 11:00 am ET (8:00 am PT)
LOS ANGELES – August 6, 2018 -- CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced financial results for the quarter ended June 30, 2018, and provided an overview of recent accomplishments and plans for its research and development programs.
"To date, 2018 has been marked by several important achievements, most notably the launch of Centurion BioPharma Corporation, which is focused on personalized medicine in advancing our albumin binding ultra high potency LADR™ (Linker Activated Drug Release) drug candidates and platform technology, and the filing of a provisional patent application covering our breakthrough companion diagnostic to be used alongside the LADR assets," said Eric Curtis, CytRx's President and Chief Operating Officer. "We are extremely excited about the opportunity these innovative assets can offer to the oncology field and we are diligently working to secure a strategic partnership to advance them further."
"On the corporate and financial front, we have been executing on several key initiatives, including increasing our participation at institutional investor conferences, substantially reducing our cash burn rate, and strengthening our balance sheet. These efforts, combined with our addition to the Russell Microcap® Index, leave us well positioned to achieve our corporate objectives for the remainder of 2018," concluded Mr. Curtis.

Second Quarter 2018 and Recent Highlights
Centurion BioPharma Corporation
Breakthrough Personalized Medicine Companion Diagnostic Filed for Albumin-Binding LADR™ Drug Candidates.  In July 2018, Centurion filed a provisional patent application with the U.S. Patent and Trademark Office covering its unique albumin companion diagnostic (ACDx) for use alongside its albumin binding ultra-high potency LADR™ drug candidates. The goal of ACDx is to identify patients with cancer who are most likely to benefit from the treatment with the Company's lead assets, LADR-7, LADR-8, LADR-9 and LADR-10 and any albumin-binding drugs the Company may generate in the future.
Launched Centurion BioPharma Corporation. In June 2018, Centurion BioPharma Corporation, a private wholly owned subsidiary, was launched by CytRx to focus on the advancement of the LADRTM drug candidates and technology platform.  The subsidiary may develop novel drug candidates on its own while out-licensing other assets for larger patient populations. Eric L. Curtis serves as Centurion BioPharma's President and Chief Executive Officer.

CytRx Corporation
Paid Off Hercules Long-Term Loan Facility.  In August 2018, CytRx announced that it made the final scheduled payment under a long-term loan facility agreement with Hercules Technology Growth Capital, Inc. and Hercules Technology III, L.P. As of August 1, 2018, the Hercules loan was paid in full, which extinguished all of CytRx's outstanding debt.
Expiration of the Majority of Its Outstanding Warrants. In July 2018, CytRx announced the expiration of warrants for approximately 3.2 million shares of its common stock.  CytRx believes the expiration of these warrants, the majority of which were associated with a public offering in December 2016, eliminates overhang and provides additional common share float stability.
Aldoxorubicin Included in New NantCell Inc. Triple Negative Breast Cancer Clinical Trial. In June 2018, CytRx highlighted that aldoxorubicin licensee NantCell, Inc. had dosed the first patient in the Phase 1b portion of a Phase 1b/2 clinical trial for patients with triple negative breast cancer. This new trial represents the third NantCell study evaluating aldoxorubicin combined with immunotherapy or high affinity natural killer cell therapy in high unmet need cancer indications.
Added to the Russell Microcap® Index. In June 2018, CytRx announced that it had been added to the Russell Microcap Index®, effective upon the market open on Monday, June 25, 2018. The Russell indexes are broadly referenced as benchmarks by active investment strategists and institutional investors for index funds. CytRx's inclusion in the index highlights the growth CytRx has made as a company.
Aldoxorubicin Reviewed in Future Oncology. In June 2018, CytRx highlighted data on licensee NantCell Inc's aldoxorubicin, which was published in the peer-reviewed journal Future Oncology. The paper, published June 5, 2018, is entitled "Aldoxorubicin therapy for the treatment of patients with advanced soft tissue sarcoma" and can be accessed online here. The paper discusses the albumin-binding mechanism of action, pharmacokinetics, preclinical studies, clinical trial data and the safety profile of aldoxorubicin. It also discusses the potential relevance in the future treatment of patients with sarcoma, or who have other anthracycline sensitive tumor types, while avoiding cardiotoxicity.
Aldoxorubicin Data Presented at the American Society of Clinical Oncology (ASCO) 2018 Annual Meeting. In June 2018, CytRx highlighted NantCell Inc's aldoxorubicin abstract selected for poster presentation at the ASCO 2018 Annual Meeting. The presented data showed that aldoxorubicin, alone or in combination with ifosfamide, lacks cardiotoxicity with doxorubicin equivalent doses beyond 1000 mg/m2. The data, obtained from two clinical trials of aldoxorubicin, contributes to the growing body of evidence showing that aldoxorubicin may be able to improve antitumor activity without typical doxorubicin-associated cardiac toxicity.
Eric L. Curtis named as President and Chief Operating Officer. In May 2018, CytRx announced the appointment of Eric L. Curtis as President and Chief Operating Officer. Mr. Curtis is a seasoned professional with 25 years of experience in both oncology and orphan diseases, including development and commercialization of approved drugs Votrient®, Doxil®, Velcade®, Benlysta® and Tykerb®. CytRx has been utilizing Mr. Curtis's extensive life science leadership to further the LADRTM development program by working to secure a strategic alliance for Centurion BioPharma Corporation.
Presented Statistically Significant Breakthrough LADR™ Drug Candidate Data at the American Association for Cancer Research (AACR) 2018 Annual Meeting.  In April 2018, CytRx presented three posters highlighting breakthrough data relating to its LADR™ drug candidates at the AACR 2018 Annual Meeting in Chicago. The posters describe the positive scientific findings that led to the Company's decision to select auristatin E (AE) derivatives LADR-7 and LADR-8, and maytansine derivatives LADR-9 and LADR-10, as the LADR™ candidates eligible to advance toward IND-enabling studies. The compounds demonstrated excellent, long-term antitumor activity across a wide range of human solid tumor cancer types, including lung, breast, ovarian, head and neck, renal cell, and melanoma.  PDF copies of the presented posters (abstracts #1657, #2661, and #3703) can be accessed here.
Participated in Three Institutional Investor Conferences. Over the past quarter, CytRx participated in three institutional investor conferences, including the Singular Research Summer Solstice 2018 Conference in New York City, the OneMed NYC Oncology Investor Conference 2018 in New York City and the 8th Annual LD Micro Invitational Conference in Bel-Air, California. At each conference, CytRx executive management made a formal presentation and had one-on-one meetings with institutional investors.

Second Quarter 2018 Financial Results

During this quarter CytRx substantially reduced its monthly cash burn rate, and expects to continue to manage its cash effectively.
CytRx reported cash and cash equivalents of $36.4 million as of June 30, 2018.

Net loss for the quarter ended June 30, 2018, was $3.0 million, or $(0.10) per share, compared with a net loss of $14.4 million, or $(0.60) per share, for the comparative 2017 period, a reduction of $11.4 million, or approximately 79 percent.  During the second quarter of 2018, the Company recognized a non-cash gain of $0.1 million on the fair value adjustment of warrant derivative liabilities related to warrants issued in 2016, compared to a non-cash loss of $4.3 million during the second quarter of 2017 related to these now expired warrants.

Research and development (R&D) expenses were $0.8 million for the second quarter of 2018, which represents primarily $0.6 million of expenses for the development of the albumin companion diagnostic (ACDx) and $0.2 million of non-cash expenses.  In the second quarter of 2017, R&D expenses of $6.2 million included $4.3 million related to our aldoxorubicin program and $0.9 million for non-cash expenses.
General and administrative (G&A) expenses were $1.7 million for the second quarter of 2018, compared with $3.1 million for the second quarter of 2017, including non-cash stock-compensation expense of $0.4 million for the second quarter of 2018 and $0.5 million for the second quarter of 2017. G&A expenses decreased by approximately 46 percent primarily due to a decrease in professional fees.
Conference Call and Webcast
CytRx will be hosting a conference call and webcast today beginning at 11:00 am Eastern Time (8:00 am Pacific Time). To access the conference call, dial (+1)844-358-6753 (U.S. and Canada) or (+1)216-562-0397 (international callers) and enter the conference ID number: 5991089.  A live and archived webcast will be available in the News and Events/Events Calendar section of the Company's website, www.cytrx.com. A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial (+1)855-859-2056 (U.S. and Canada) or (+1)404-537-3406 (international callers) and enter the conference ID number: 5991089.
About CytRx Corporation
CytRx Corporation (Nasdaq: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics to treat patients with cancer. CytRx's most advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to NantCell, Inc.  CytRx Corporation's website is www.cytrx.com.
About Centurion BioPharma Corporation
CytRx's wholly owned subsidiary, Centurion BioPharma Corporation, is focused on the development of personalized medicine that will transform solid tumor treatment. This transformational strategy combines a portfolio of novel, anti-cancer drug candidates that employ LADR™ (Linker Activated Drug Release) technology, a discovery engine designed to leverage Centurion's expertise in albumin biology and linker technology for the development of a new class of breakthrough anti-cancer therapies with a unique albumin companion diagnostic (ACDx) that can help identify patients who are most likely to benefit from treatment with the LADR™-derived therapies. A critical element of the LADR™ platform is its ability to bind anti-cancer molecules to circulating albumin, the most ubiquitous protein in human blood plasma, and then to release the highly potent cytotoxic payload at the tumor site. This technology allows for the delivery of higher doses of drug directly to the tumor, while avoiding much of the off-target toxicity observed with the parent molecules. Centurion BioPharma Corporation's website is www.centurionbiopharma.com.

Forward-Looking Statements
This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to the ability of NantCell, Inc., to obtain regulatory approval for its products that use aldoxorubicin; the ability of NantCell, Inc., to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from NantCell, Inc.; Centurion BioPharma Corporation's ability to develop new ultra-high potency drug candidates based on its LADR™ technology platform; our ability to attract potential licensees; and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Argot Partners
Michelle Carroll
(212) 600-1902
cytrx@argotpartners.com

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited)
	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$36,426,292	$37,643,404
Receivables	6,151,013	7,529,032
Prepaid expenses and other current assets	227,708	1,914,077
Total current assets	42,805,013	47,086,513
Equipment and furnishings, net	780,592	1,042,892
Goodwill	183,780	183,780
Other assets	34,334	34,334
Total assets	$43,803,719	$48,347,519
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,633,428	$4,122,017
Accrued expenses and other current liabilities	7,581,180	8,029,274
Deferred revenue	—	6,924,353
Warrant liabilities	—	527,025
Term loan, net	9,380,607	10,599,795
Total liabilities	18,595,215	30,202,464

Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value, 833,334 shares authorized, including 4,167 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Preferred Stock, $1,000 stated value, 650 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value, 41,666,667 shares authorized; 33,637,501 shares issued and outstanding at June 30, 2018; 28,037,501 shares issued and outstanding at December 31, 2017	33,637	28,037
Additional paid-in capital	476,410,506	468,969,445
Accumulated deficit	(451,235,639)	(450,852,427
Total stockholders' equity	25,208,504	18,145,055
Total liabilities and stockholders' equity	$43,803,719	$48,347,519

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Licensing revenue	$—	$—	$—	$—

Expenses:
Research and development	818,629	6,167,074	2,275,045	12,934,058
General and administrative	1,689,553	3,137,008	4,153,112	6,116,063
	2,508,182	9,304,082	6,428,157	19,050,121

Loss before other income	(2,508,182)	(9,304,082)	(6,428,157)	(19,050,121)

Other income (loss):
Interest income	92,975	90,849	175,909	151,392
Interest expense	(659,860)	(848,395)	(1,352,647)	(2,171,110)
Other income (loss), net	(8,134)	7,276	(7,292)	3,504
Gain (loss) on warrant derivative liabilities	73,613	(4,303,945)	527,025	(4,336,066)

Net loss	$(3,009,588)	$(14,358,297)	$(7,085,162)	$(25,402,401)

Basic and diluted net loss per share	$(0.10)	$(0.60)	$(0.25)	$(1.20)

Basic and diluted weighted-average shares outstanding	30,283,814	23,178,389	28,845,650	21,065,708

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